Exhibit 99.i
FOR IMMEDIATE RELEASE	Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
November 2, 2010	Company Contact Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2010 RESULTS

St. Louis, Missouri, November 2, 2010 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its fourth quarter ended September 30, 2010.  Net earnings for the quarter were $84.8 million, or $1.20, per diluted share, versus net earnings of $37.1 million, or $0.53 per diluted share in the fourth fiscal quarter of 2009. The current quarter includes the following:

•	Income:
o	a foreign tax benefit and favorable adjustments to prior years’ tax provisions of $23.5 million and $2.4 million, respectively, or $0.36 per diluted share, and
o	a benefit of $2.8 million after-tax, or $0.04 per diluted share, due primarily to a favorable tax benefit related to the Venezuela devaluation.
•	Charges:
o	charges related to other business realignment and integration activities of $0.8 million after-tax, or $0.01 per diluted share.

Last year’s fourth quarter included:

•
charges related to a voluntary enhanced retirement option (VERO) and reduction in force (RIF), and other business realignment and integration charges of $25.8 million after-tax, or $0.38 per diluted share;

•	an additional prior year tax provision of $1.5 million, or $0.02 per diluted share, and
•	an after-tax expense of $2.3 million, or $0.03 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Edge and Skintimate shave preparation acquisition.

“2010 results exceeded our initial expectations as our Household Products Division performed well despite tough category trends and a competitive environment,” said Ward Klein, Chief Executive Officer.  “Our Hydro launch continues to be well received by consumers, and we are now launching this product in Japan and select European markets.  We are also continuing our evaluation of our Household Products Division and expect to finalize our restructuring plans in the coming months.  In addition, we executed an agreement to acquire American Safety Razor and are pursuing regulatory approval.”

Net sales for the quarter ended September 30, 2010, decreased $19.7 million, or 2%, due to lower net sales in both Household Products and Personal Care, including a reduction of approximately $13 million in Venezuela due to the difficult economic conditions.   While sales increased from incremental Schick Hydro shipments, this increase was offset by declines in legacy wet shave products and lower sales of shave preparations due to timing.  For the quarter ended September 30, 2010, gross margin as a percent of net sales was 46.6%, which included a favorable impact of approximately 40 basis points from currencies, excluding Venezuela.  This compares to 43.9% for the same quarter in the prior year.  This improved gross margin percentage was due primarily to lower product costs.  Advertising and Promotion (A&P) as a percent of net sales was 14.2% for the quarter as compared to 11.0% in the prior year quarter due to spending support for the Schick Hydro launch.

For the twelve months ended September 30, 2010, net earnings were $403.0 million, or $5.72 per diluted share, compared to net earnings of $297.8 million, or $4.72 per diluted share, in the same period last year.  Diluted earnings per share for the current year were negatively impacted by higher average shares outstanding, which were 70.5 million as compared to 63.1 million in the prior year due to the May 2009 equity issuance.

In addition, the current year included the following:

•	Income:
o	a foreign tax benefit and favorable adjustments to prior years’ tax provisions of $23.5 million and $6.1 million, respectively, or $0.42 per diluted share.

•	Charges:
o
a net charge of $14.2 million, after-tax, or $0.20 per diluted share, due primarily to the devaluation of our Venezuela affiliate’s U.S. dollar intercompany payable and the impact of highly inflationary accounting, and

o	charges related to other business realignment and integration activities of $7.3 million, after-tax, or $0.10 per diluted share.

Included in the prior year results were:

•	Charges:
o	$33.2 million, after-tax, or $0.53 per diluted share, related to the VERO, RIF and other restructuring, business realignment and integration charges;
o	an additional tax provision to adjust the prior year provision of $1.5 million, or $0.02 per diluted share, and
o	$2.3 million, after-tax, or $0.04 per diluted share, related to the write-up and subsequent sale of inventory purchased in the shave preparation acquisition.
•	Income:
o	$15.2 million, after-tax, or $0.24 per diluted share, of income due to a change in the company’s paid time off policy (PTO) in the second quarter of fiscal 2009.

Net sales for fiscal 2010 increased $248.5 million, or 6%, to $4,248.3 million, including the favorable impact of currencies, other than Venezuela, of approximately $100 million and a year-over-year increase of approximately $90 million from the full year ownership of the Edge and Skintimate shave preparation brands.  The year to date growth was also positively impacted by the Schick Hydro launch in the third quarter.  The recent devaluation and economic conditions in Venezuela resulted in a reduction in net sales of approximately $23 million in fiscal 2010.  For the year, gross margin as a percent of net sales was 47.5%, which was favorably impacted by approximately 90 basis points due to currencies, which does not include the impact of Venezuela.  This is compared to 46.5% for the prior year.  The prior year PTO adjustment added approximately 30 basis points to the gross margin in the same period last year.  A&P as a percent of net sales was 10.9% for fiscal 2010 and 10.4% for fiscal 2009.

For the following discussion regarding operating results, including the discussion of segment results for the quarter and the full year, all references to the impact of currencies are exclusive of Venezuela.  The impact of the Venezuela devaluation and related economic conditions is disclosed separately when it is believed to be a relevant factor to understanding the operating results.

Household Products

For the quarter, net sales were $566.3 million, down $10.1 million, or 2% versus the same quarter last year due primarily to lower net sales in Venezuela of approximately $7 million as a result of unfavorable economic conditions.  During the quarter, volume gains and favorable timing of holiday shipments were offset by the continued negative pricing impact of pack upsizing.  The premium alkaline category in global measured markets has shown unit growth versus the prior year quarter, but the dollar value of this category remains negative due to the reduced price per unit as a result of the aforementioned pack upsizing in the U.S.

Segment profit decreased $3.2 million versus the same quarter last year as favorable volumes and continued commodity savings, due in part to our hedging activities, were offset by the previously mentioned negative pricing impact and timing of A&P and overhead spending.

For the year, net sales increased $90.2 million or 4%, driven by distribution gains across many markets and approximately $58 million of favorable currencies.  These gains were partially offset by reduced net sales in Venezuela of $13 million. Excluding the impact of currencies and Venezuela, net sales were up approximately 2%.

Segment profit for the year increased $52.5 million or 13%, including approximately $31 million of favorable currencies, partially offset by lower profit in Venezuela of approximately $7 million.  Exclusive of these impacts, segment profit increased approximately $29 million due to lower raw material prices and the favorable margin impact of higher sales.

As noted previously, we believe an increasing number of devices are using built-in rechargeable battery systems, particularly in developed markets. We believe this continues to create a negative impact on the demand for primary batteries. This trend, coupled with volatile commodity markets and aggressive competitive activity in the U.S. and other markets, could put additional pressure on segment results going forward.

In order to combat this trend and improve its competitive position, on November 1, 2010, the Board of Directors authorized a multi-year program designed to accelerate investments in both geographic and product growth opportunities, streamline its worldwide manufacturing operations and improve the efficiency of its administrative operations.

The Board of Directors authorized a broad restructuring plan and has delegated authority to the company’s management to determine the final plan with respect to these initiatives which are expected to result in pre-tax charges in the range of $65 to $85 million over the next twelve months, with the vast majority associated with manufacturing capacity rationalization.  The remainder relates to overhead reductions.  Although the specific actions to be taken are not yet resolved, annual pretax savings, related primarily to headcount reduction and manufacturing efficiencies, are expected to be in the range of $25 to $35 million, pre-tax, by the end of fiscal 2012.

Personal Care

Net Sales for the quarter were $493.4 million, down $9.6 million, or 2%, due primarily to the unfavorable impact of currencies of approximately $2 million and a decrease in sales in Venezuela of approximately $6 million as a result of currency devaluation and unfavorable economic conditions.

Excluding currencies and Venezuela, Wet Shave sales were flat as higher volumes from the launch of Schick Hydro were offset by declines in legacy shaving products and lower sales of Edge and Skintimate as the prior year fourth quarter included approximately $13 million for June sales due to the timing of the acquisition.  Skin Care sales increased 9% due to lower projected returns of sun care products as the prior year included higher return projections in anticipation of the Hawaiian Tropic brand restage in fiscal 2010. This was partially offset by lower shipments of Wet Ones, as fiscal fourth quarter shipments in 2010 were more in line with normalized demand post H1N1 consumption peaks.  Infant Care sales were flat for the quarter.  Feminine Care sales decreased 9% on lower sales of Gentle Glide due to competitive activity in the quarter partially offset by continued growth of Sport tampons.

Segment profit for the quarter was $35.5 million, down $25.5 million or 42% versus the same quarter last year due primarily to higher A&P spending behind the Schick Hydro launch.

Net Sales for the year ended September 30, 2010 increased $158.3 million, or 8%, including approximately $44 million of favorable currencies, partially offset by reduced net sales in Venezuela of $10 million due to the reasons noted above.  Excluding the impact of currencies and Venezuela, sales increased approximately $124 million driven by higher year over year sales in Wet Shave.

Wet Shave net sales increased $126 million, or 11%, due to the full year impact of the Edge and Skintimate brand acquisition, which added approximately $90 million to net sales, and the launch of Schick Hydro.  Infant Care sales increased 2% driven by Diaper Genie and cups, offset by lower sales of bottles.  Skin Care sales increased 3% on higher shipments of Hawaiian Tropic, and lower end of season suncare returns partially offset by lower shipments of Wet Ones.  Feminine Care sales decreased 8% on lower shipments of Gentle Glide due to significant competitive activity partially offset by continued growth of Sport tampons.

 Segment profit for the fiscal year was $366.6 million, an increase of $25.5 million or 7% due to the favorable impact of currencies of approximately $25 million, exclusive of Venezuela.  Excluding the impact of favorable currencies, segment profit was essentially flat as higher gross margin from the increased sales noted above was offset by A&P and overhead spending, in part, due to the support of the Schick Hydro launch and the full year impact of spending behind Edge and Skintimate.  Overall, the Venezuela devaluation and related deterioration in economic conditions in the country did not have a material impact on year over year segment profit.

Other Items

Corporate and other expenses increased $2.4 million for the quarter due mainly to quarter over quarter changes in deferred compensation liabilities and higher compensation accruals, partially offset by lower acquisition integration costs.  For the year, corporate and other expenses increased $11.5 million due primarily to higher compensation related expenses, including an increase in stock award amortization.

Interest expense decreased $4.7 million for the quarter and $19.3 million for the fiscal year due primarily to lower average outstanding debt.  Other net financing items were essentially flat for the quarter, but unfavorable by $5.4 million for the fiscal year due to the Venezuela devaluation charge of $18.3 million, pre-tax.  Exclusive of this charge, other financing items were approximately $13 million favorable in fiscal 2010 due to lower year over year foreign exchange losses.

For fiscal 2010, the effective tax rate was 25.8%, down compared to the prior year rate of 33.1%.  However, excluding the previously mentioned tax benefits and charges for each fiscal year noted previously in this release, the adjusted effective tax rate was 31.3% in fiscal 2010 as compared to 32.8% in fiscal 2009.

For the quarter, capital expenditures were $34.9 million, and depreciation expense was $32.5 million.  For the year, capital expenditures were $108.7 million and depreciation expense was $125.1 million.

Energizer’s Debt to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) Ratio for the last four quarters, as defined by the company’s credit agreements, was 2.70 to 1.00.  The ratio includes the negative impact of the Venezuela devaluation charge as a reduction to EBITDA.  At September 30, 2010, the company's debt level was $2.313 billion, with $2.135 billion, or 92%, at fixed rates averaging 5.2%.  In addition, the company’s reported cash at September 30, 2010 was $629.7 million.

Outlook

Looking forward, based on current market conditions, we expect that the costs of commodities and raw materials for the combined businesses will be unfavorable in the range of $20 to $30 million in fiscal 2011 as compared to fiscal 2010 due primarily to higher zinc and steel costs.

Based on the current foreign exchange environment, fiscal 2011 is expected to  be favorably impacted as compared to average exchange rates in fiscal 2010.  This favorable impact, which is estimated to be in the range of $20 to $30 million, net of the impact of our hedging activities, is subject to considerable variation as market conditions change during the year.  While the company utilizes certain hedging techniques, the percentage of coverage for each currency is designed to only partially hedge exchange rate variability.

The company plans to continue to invest in innovation and growth initiatives including extending the launch of its new men’s razor system, Schick Hydro to important markets in Europe and Japan in early fiscal 2011.  Based on our current plans, the company expects to spend approximately 11.5% to 12% of net sales in advertising and promotion in fiscal 2011.  In addition, we expect that spending in this area will be significantly higher in the first half of fiscal 2011 as compared to the same period in the prior year due to the early fiscal 2011 launch of Schick Hydro in the markets noted above.  In fiscal 2010, A&P spending was significantly greater as a percentage of net sales in the latter part of the fiscal year.  It should be noted that A&P spending is subject to change in any given fiscal year due to the overall competitive and economic environment, changes in strategic brand support objectives and shifts in the size and types of promotional campaigns.

# # #

Non-GAAP Financial Measures. While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures.  These non-GAAP measures, such as operating results and other comparison changes excluding the impact of currencies, the acquisition of Edge and Skintimate shave preparation brands, and the Venezuelan devaluation charge, are not in accordance with, nor are they a substitute for, GAAP measures.  The Company believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts.  Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements.

This document contains both historical and forward-looking statements.  Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, our expectations as to anticipated pre-tax restructuring charges and future cost savings, statements regarding anticipated advertising and promotional spending, the estimated impact of foreign currency movements (excluding Venezuela) and expected raw material and commodity costs.  These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

·	the preliminary nature of the estimates related to the restructuring initiatives, and the possibility they may change as management develops and finalizes its plans;
·	Energizer’s ability to timely implement the strategic initiatives in a manner that will positively impact our financial condition and results of operation;
·	the impact of the strategic initiatives on Energizer’s relationships with its employees, its major customers and vendors;
·	Energizer’s ability to improve operations and realize cost savings;
·	Energizer’s ability to continue planned advertising and other promotional spending may be impacted by lower than anticipated cash flows, or by alternative investment opportunities;
·
Predicting consumer consumption trends with respect to the overall battery category, although it is likely that they will continue to be significantly negatively impacted by declines in the proliferation or consumption of primary battery-powered devices;

·
Anticipating the impact of raw material and other commodity costs, as it is difficult to predict with any accuracy whether raw material, energy and other input costs, or unit volumes, will stabilize, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control, and volumes are impacted by consumption and category trends that are difficult to assess;

·	The ability to obtain governmental approval of our acquisition of American Safety Razor on the proposed terms and schedule;

·
Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries;

·	Estimating the impact of foreign currency exchange rates and offsetting hedges on Energizer’s profitability for the year with any degree of certainty; and,
·
Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency movements and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates. On the other hand, if concerted global stabilization measures achieve some degree of economic recovery, local currencies could be significantly strengthened relative to the dollar.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2009.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009

Net sales	$1,059.7	$1,079.4	$4,248.3	$3,999.8

Cost of products sold	565.4	605.7	2,229.0	2,141.2

Gross profit	494.3	473.7	2,019.3	1,858.6

Selling, general and administrative expense	208.8	234.0	765.7	742.6
Advertising and promotion expense	150.6	118.4	461.3	414.5
Research and development expense	28.6	26.5	97.1	90.5
Interest expense	30.3	35.0	125.4	144.7
Other financing expense, net	2.2	1.9	26.4	21.0

Earnings before income taxes	73.8	57.9	543.4	445.3

Income tax provision	(11.0)	20.8	140.4	147.5

Net earnings	$84.8	$37.1	$403.0	$297.8

Earnings per share
Basic	$1.21	$0.53	$5.76	$4.77
Diluted	$1.20	$0.53	$5.72	$4.72

Weighted average shares of common stock - Basic	70.3	69.4	70.0	62.4
Weighted average shares of common stock - Diluted	70.8	70.3	70.5	63.1

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
September 30, 2010
(Dollars in millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two major segments - Household Products (Battery and Lighting Products) and Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities including the 2009 impact of the change in paid time off policy (PTO) and the 2009 impact of the voluntary employer retirement option (VERO) and amortization of intangible assets.  Financial items, such as interest income and expense and other financing items, are managed on a global basis at the corporate level.

For the quarter and twelve months ended September 30, 2010, the Company recorded a pre-tax gain of $0.8 and a pre-tax loss of $18.3, respectively, related to the recent devaluation of our Venezuela affiliate’s U.S. dollar based intercompany payable and the impact of the January 1, 2010 adoption of highly inflationary accounting on the reported value of the affiliate’s net monetary assets.  These specific impacts, which are included in Other Financing on the Condensed Statements of Earnings, are shown collectively as a separate line item on the table below and are not considered in evaluating segment performance.  However, normal operating results in Venezuela, such as sales, gross margin and spending have been impacted by translating at less favorable exchange rates and the impact of unfavorable economic conditions in the country.  These operating results remain as part of the reported segment totals.  The negative impacts of the Venezuela devaluation on operating results are disclosed when considered relevant to understanding the quarter and year to date comparatives.

For the prior year quarter and twelve months ended September 30, 2009, cost of products sold reflected a charge of $3.7 related to the write-up and subsequent sale of the inventory acquired in the acquisition of the Edge and Skintimate shave preparation business of S.C. Johnson & Son, Inc.  The reduction in gross profit associated with the this write-up and subsequent sale of the inventory is not reflected in the Personal Care segment, but rather presented below segment profit, as it was a non-recurring item directly associated with the acquisition.  Such presentation reflects management’s view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, combined sales forces and management.  The Company applies a fully allocated cost basis, in which shared business functions are allocated between the businesses.  Such allocations do not represent the costs of such services if performed on a stand-alone basis.

Segment sales and profitability for the quarter and twelve months ended September 30, 2010 and 2009, respectively, are presented below.

	Quarter Ended September 30,		Twelve Months Ended September 30
Net Sales	2010	2009	2010	2009
Household Products	$566.3	$576.4	$2,199.7	$2,109.5
Personal Care	493.4	503.0	2,048.6	1,890.3
Total net sales	$1,059.7	$1,079.4	$4,248.3	$3,999.8

Operating Profit
Household Products	$110.5	$113.7	$451.1	$398.6
Personal Care	35.5	61.0	366.6	341.1
Total operating profit	$146.0	$174.7	$817.7	$739.7
General corporate and other expenses	(36.3)	(33.9)	(108.9)	(97.4)
Venezuela devaluation/other impacts	0.8	-	(18.3)	-
VERO/Separation Costs	-	(38.6)	-	(38.6)
PTO Policy change	-	-	-	24.1
Acquisition inventory valuation	-	(3.7)	-	(3.7)
Amortization	(3.4)	(3.7)	(13.6)	(13.1)
Interest and other financing items	(33.3)	(36.9)	(133.5)	(165.7)
Earnings before income taxes	$73.8	$57.9	$543.4	$445.3

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended September 30,		Twelve Months Ended September 30,
Net Sales	2010	2009	2010	2009
Alkaline batteries	$351.4	$355.4	$1,327.9	$1,264.3
Other batteries and lighting products	214.9	221.0	871.8	845.2
Wet Shave	336.3	346.2	1,265.1	1,118.1
Skin Care	58.3	53.4	383.0	364.0
Feminine Care	49.5	54.1	198.8	214.1
Infant Care	49.3	49.3	201.7	194.1
Total net sales	$1,059.7	$1,079.4	$4,248.3	$3,999.8

3.

Basic earnings per share is based on the average number of common shares outstanding during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.
The General corporate and other expenses for the current and prior year quarter include pretax charges of $1.1 and $2.2, respectively, and the current and prior year twelve months include pretax charges of $10.8 and $13.6, respectively, related to the integration of Playtex and Edge and certain other business realignment activities.